Exhibit 99.1
TaskUs Appoints Michelle Gonzalez and Jill Greenthal to Board of Directors

NEW BRAUNFELS, Texas, March 9, 2022 – TaskUs, Inc (Nasdaq: TASK), a leading outsourcing provider for high growth companies, today announced the appointments of Michelle Gonzalez and Jill A. Greenthal as independent directors to the TaskUs, Inc. Board of Directors, effective April 1, 2022. Upon the addition of Ms. Gonzalez and Ms. Greenthal, the TaskUs Board will expand to nine members. Ms. Gonzalez will serve on the board’s Audit and Compensation Committees and Ms. Greenthal will serve on the board’s Audit and Nominating and ESG Committees.

“We are excited to welcome Michelle and Jill to the TaskUs Board,” said Bryce Maddock, Co-Founder and CEO. “Both are distinguished leaders who bring valuable and highly relevant financial, operational and industry expertise. We are confident that they will be outstanding and highly complementary additions to the Board, and we look forward to benefiting from their knowledge and experience as TaskUs continues its strong growth trajectory in 2022 and beyond.”

“I am thrilled to join the TaskUs Board at such an exciting time for the Company,” said Ms. Gonzalez. “TaskUs has continued to expand its specialized services and broaden its base of innovative clients, and I am looking forward to working with my fellow Board members to extend TaskUs’ leadership in serving high-growth technology companies.”

“I am honored to join the TaskUs Board as the Company continues to enhance its capabilities and the value it provides to its clients,” said Ms. Greenthal. “TaskUs is a highly differentiated leader in digital outsourced services working with the world’s most innovative and disruptive technology companies, and I am excited to work with Bryce, Jaspar and the rest of the Board to build on the Company’s positive momentum.”

About Michelle Gonzalez
Ms. Gonzalez is Corporate Vice President and Global Head of M12, Microsoft’s venture capital fund with over 100 active private technology companies in its portfolio, where she leads a team of senior venture capital investors and operating professionals and is responsible for the overall fund strategy, investment decisions and portfolio management. Prior to joining Microsoft and M12, Ms. Gonzalez was the Managing Partner for Area 120, Google’s internal incubator, where she led a transformation of the organization to align the strategy and investment criteria to key thematic areas within and adjacent to Google’s core businesses. Prior to joining Google, Ms. Gonzalez was an entrepreneur-in-residence and investor at Comcast Ventures and was previously a Partner at IBM Ventures and a senior product and business leader at Apple.

Ms. Gonzalez currently serves on the board of directors of Databook and is a Board Observer at CognitiveScale and Incorta. Ms. Gonzalez holds a B.A. in Business Administration majoring in economics from the University of Oklahoma and a J.D. from Yale Law School.

About Jill A. Greenthal
Ms. Greenthal was a Senior Managing Director and is currently a Senior Advisor at Blackstone. Her engagement as a Senior Adviser will conclude at the end of March. Ms. Greenthal brings more than 30 years of financial and investment banking experience in M&A, Corporate Finance and highly structured transactions. She previously served as a Managing Director and held management positions at Credit Suisse, Donaldson Lufkin and Jenrette and Lehman Brothers.

Ms. Greenthal is a seasoned public company board member and currently serves on the board of directors of Akamai Technologies, Houghton Mifflin Harcourt and Cars.com. She is also a trustee of the Dana-Farber Cancer Institute, an Advisor to the Museum of Fine Arts in Boston and an Honorary Trustee of the James Beard

Foundation. Ms. Greenthal holds a B.A. in Economics from Simmons University and an M.B.A. from Harvard Business School.

About TaskUs
TaskUs (Nasdaq: TASK) is a provider of outsourced digital services and next-generation customer experience to innovative and disruptive technology companies, helping its clients represent, protect and grow their brands. Leveraging a cloud-based infrastructure, TaskUs serves clients in the fastest-growing sectors, including social media, e-commerce, gaming, streaming media, food delivery and ride-sharing, HiTech, FinTech and HealthTech. As of December 31, 2021, TaskUs had approximately 40,100 employees across twenty-three locations in 10 countries, including the United States, the Philippines and India.

Investor Contact

Alan Katz
Vice President, Investor Relations
alan.katz@taskus.com

Media Contact

Jonathan Keehner / Tanner Kaufman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449